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                                                            OMB APPROVAL
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--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires: December 31, 2001
--------                                            Estimated average burden
                                                    hours per response.... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
    REIBER, SAM                               (Month/Day/Year)              UTEK CORPORATION UTOB               (Month/Day/Year)
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     (Last)     (First)     (Middle)           10/25/00                  5. Relationship of Reporting        -----------------------
 202 WHEELER STREET                        ----------------------------     Person(s) to Issuer              7. Individual or Joint/
----------------------------------------   3. I.R.S. Identification         (Check all applicable)              Group Filing (Check
             (Street)                         Number of Reporting          X   Director       10% Owner         Applicable Line)
                                              Person, if an entity       -----           -----                   X  Form filed by
 PLANT CITY        FLORIDA     33566          (voluntary)                      Officer        Other (specify    --- One Reporting
--------------------------------------                                   -----           -----      below)          Person
      (City)      (State)      (Zip)       ----------------------------  (give title below)                         Form filed by
                                                                                                                    More than One
                                                                         ------------------------------             Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    COMMON STOCK (PRE-IPO)                           8,000                          D
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    COMMON STOCK (PRE-IPO)                           3,050                          I(1)
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    COMMON STOCK (PRE-IPO)                              65                          I(2)
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    COMMON STOCK (PRE-IPO)                             500                          I(3)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (3-99)

                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
                                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                        A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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STOCK OPTIONS                  10/25/00(4)  (5)           COMMON STOCK    50,000        $6.00            D
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Explanation of Responses:


(1) The shares are held in the name of Linsky & Reiber
(2) The shares are held by the Reporting Person as custodian for his children. The
Reporting Person disclaims beneficial ownership of the shares.
(3) The shares are held in the Moses Reiber Trust. The Reporting Person disclaims beneficial ownership of the shares.
(4) The options vest and become exercisable as follows: 25% on the date of grant, 50% on the first anniversary, 75% on the second anniversary and 100% on the third anniversary, commencing on October 25, 2000.
(5) The options shall expire on the day before the fifth (5th) anniversary of the date of grant.

                                                                                      /s/ SAM REIBER                   10/25/00
                                                                                 ----------------------------------  ------------
                                                                                 **Signature of Reporting Person        Date
                                                                                         SAM REIBER


**      Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.